EXHIBIT 99

FOR IMMEDIATE RELEASE:	MEDIA CONTACT:
Thursday, April 1, 2010	Nick Vehr 513.381.8347 nvehr@vehrcommunications.com

New Leadership at First Franklin Corporation
Jack Kuntz Steps In as Chairman, President and CEO

CINCINNATI (OH) – April 1, 2010: For the first time in 22 years, First Franklin Corporation (NASDAQ: FFHS) has a new leader. Effective today, Jack Kuntz (57) replaces Tom Siemers (76) as the Chairman, President and CEO of First Franklin Corporation and Chairman of Franklin Savings and Loan Company. Gretchen Schmidt, President and CEO of Franklin Savings and Loan Company, will continue in her current leadership role.

According to Kuntz: “There couldn’t be a more exciting time to assume the leadership of Franklin. I am proud and excited to bring new ideas for the future of First Franklin while respecting and building upon the successes of the past. We have always been about providing long-term value to our shareholders. We have served our community well for 126 years. Since going public in 1987, we have grown to $300 million in assets, expanded our products and services to meet our customers’ needs and, importantly, until 2009, paid dividends to our shareholders for 21 consecutive years.”

Kuntz continued: “Of course, with the economic crisis of the past two years the world has changed dramatically for nearly every bank in America, including Franklin Savings. My charge from our board is very clear. We must improve the bank’s asset quality, restore profitability and pay dividends to our shareholders. I accept this responsibility with a sense of excitement, confidence and humility. I share the enthusiasm of our strong team of employees, loyal customers and shareholders about the future. I am anxious to get to work.”

Jack Kuntz has served on the board of the Franklin Savings and Loan Company since 2003 and has served on the board of First Franklin Corporation since 2006. A certified public accountant (inactive), Mr. Kuntz has been involved in the financial services industry for more than 35 years. For 22 years, he was with Intrieve, Incorporated, one of the leading providers of technology services to U.S. financial institutions. He served as President and CEO from 2000 to 2005 where he grew the company from $20 million to over $54 million in annual revenues and increased net income over 700 percent. In 2005, he negotiated the sale of Intrieve to Harland Financial Solutions yielding a return of 25 times the original investment for the original shareholders, primarily financial institutions.

Since the sale of Intrieve in 2005, Mr. Kuntz has provided management advisory services and merger and acquisition consulting to local businesses. He negotiated the sale of Mobile Voice Control, Inc., a local smart phone voice recognition company for $30 million in 2006 to a publicly traded company as well as providing advisory services to other local businesses. He is a founding investor and former President and CEO of AMP, the Blue Ash based electric vehicle company and itookthisonmyphone.com, Inc. a smart phone photo storage company.
In addition to his service on the First Franklin Corporation and Franklin Savings and Loan boards, Mr. Kuntz currently serves on the board of advisors of the Xavier University Williams College of Business and is a Trustee in Goshen Township, Ohio. He is a former member of the St. Joseph Orphanage and KDM POP solutions (a local printing company) advisory boards and is the past president of the St. Margaret of York Parish Counsel and Athletic Boosters organizations.

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About First Franklin Corporation: First Franklin Corporation is a savings and loan holding company that was incorporated under the laws of the State of Delaware in September 1987. It owns all of the outstanding common stock of
The Franklin Savings and Loan Company. Additional information about First Franklin and Franklin Savings can be found on the company’s Web site: www.franklinsavings.com